February 15, 2022	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Announces Changes to Board of Directors

HARTSVILLE, S.C., U.S. - Sonoco (NYSE: SON), one of the largest global sustainable packaging companies, today announced that two members of the Company’s Board of Directors will be leaving.

Marc D. Oken, 75, chairman and founder of Falfurrias Capital Partners, a Charlotte, N.C., private equity firm, has reached the Board’s mandatory retirement age and will not stand for reelection at the Company’s 2022 Annual General Meeting. Oken joined the board in 2006 and serves on the Company’s Executive Committee as well as the Executive Compensation, Audit and Corporate Governance and Nominating committees.

In addition, Lloyd M. Yates, 61, who was recently named President and Chief Executive Officer of NiSource, Inc. (NYSE: NI), a Merrillville, IN, energy holding company, extended his resignation to Sonoco’s Board, effective March 1, 2022. Yates served on Sonoco’s Board since 2019 and is a member of Audit, Financial Policy and Employee and Public Responsibility committees. Yate’s resignation was not the result of any disagreement between Yates and the Company, its management, board of directors or any committee thereof, or with respect to any matter relating to the Company’s operation, policies or practices.

“We want to thank Marc and Lloyd for the time, dedication and contributions made in support of Sonoco and the Board,” said John R. Haley, Sonoco’s Chairman of the Board. With these changes the Company expects to nominate 12 directors for reelection at its annual meeting.

About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of consumer, industrial, healthcare and protective packaging. With net sales of approximately $5.6 billion in 2021, the Company has 20,500 employees working in approximately 300 operations in 32 countries, serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2022 as well as being included in Barron’s 100 Most Sustainable Companies for the fourth consecutive year. For more information, visit www.sonoco.com.

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